Exhibit 99.1

First BanCorp. Announces Results of Operations for the Quarter Ended September 30, 2017

2017 Third Quarter Highlights and Comparison with Second Quarter

  Net loss of $10.8 million for the third quarter, or $0.05 per diluted share, compared to net income of $28.0 million, or $0.13 per diluted share, for the second quarter of 2017. During September, Hurricanes Maria and Irma made landfall in the Puerto Rico and Virgin Island regions causing significant damage to infrastructure and property. Financial results for the third quarter include charges of $66.5 million ($40.7 million after-tax) to the provision for loan and lease losses and $0.6 million ($0.4 million after-tax) to non-interest expenses related to the impact of these storms.
  On a non-GAAP basis, adjusted net income of $27.4 million (which excludes the storm-related charges and other items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts, as explained below), compared to adjusted net income of $27.6 million for the second quarter of 2017.
  Net interest income decreased by $1.1 million to $122.8 million, compared to $123.9 million for the second quarter of 2017, primarily due to an increase in the premium amortization expense on U.S. agency mortgage-backed securities (“MBS”), which was associated with higher prepayment rates, and an increase in non-performing residential mortgage loans.
  Net interest margin was 4.33% compared to 4.44% for the second quarter of 2017.
  Provision for loan and lease losses increased by $56.9 million to $75.0 million, compared to $18.1 million for the second quarter of 2017, mostly reflecting the establishment of the $66.5 million storm-related provision for credit losses.
  Non-interest income decreased by $1.9 million to $18.6 million compared to $20.5 million for the second quarter of 2017, primarily due to lower revenues from mortgage banking activities and a decrease in transaction fee income such as credit and debit card interchange, ATMs and POS fees, which were adversely impacted by business activity disruptions caused by Hurricanes Irma and Maria in the third quarter.
  Non-interest expenses decreased by $3.5 million to $85.6 million, compared to $89.1 million for the second quarter of 2017, primarily related to a decrease in write-downs to the value of other real estate owned (“OREO”) properties and a decrease in employees’ compensation expenses associated with expected insurance recoveries related to payroll costs incurred during idle time of employees due to the occurrence of Hurricanes Irma and Maria in the third quarter. Non-interest expenses for the third quarter of 2017 include $0.6 million of costs associated with storm relief efforts and assistance to employees.
  Income tax benefit of $8.4 million, compared to income tax expense of $9.3 million for the second quarter of 2017, a variance mainly related to the income tax benefit associated with the aforementioned storm-related charges and its related impact in the effective tax rate.
  Credit quality variances:
    Non-performing assets increased in the quarter by $65.6 million, to $640.7 million as of September 30, 2017. Interruptions in regular collection efforts and loss mitigation programs caused by Hurricanes Irma and Maria adversely impacted the Corporation’s non-performing statistics for the third quarter.
    Non-performing loan inflows amounted to $103.9 million, compared to inflows of $37.7 million in the second quarter of 2017.
    A net charge-off rate of 0.80%, compared to 2.16% for the second quarter of 2017, a decrease driven by the impact in the previous quarter of charge-offs totaling $29.7 million on commercial mortgage loans guaranteed by the Puerto Rico Tourism Development Fund (“TDF commercial mortgage loans”).
  Total deposits, excluding brokered certificates of deposit (“CDs”) and government deposits, increased in the quarter by $3.1 million to $6.8 billion as of September 30, 2017, reflecting increases of $10.0 million and $6.6 million in Puerto Rico and the Virgin Island regions, respectively, partially offset by a decrease of $13.5 million in the Florida region.
  Brokered CDs increased in the quarter by $1.4 million to $1.3 billion as of September 30, 2017.
  Government deposits increased in the quarter by $18.4 million to $667.5 million as of September 30, 2017, primarily due to an increase in time deposits in Puerto Rico.
  Total loans increased in the quarter by $6.3 million to $8.9 billion as of September 30, 2017. The increase reflects a $60.5 million growth in the Florida region, primarily in the commercial and residential loan portfolios, partially offset by decreases of $45.5 million and $8.6 million in the Puerto Rico and the Virgin Island regions, respectively.
  Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), of $589.7 million for the third quarter of 2017, compared to $906.2 million for the second quarter of 2017. The decrease was reflected in all major loan categories and geographic regions, including decreases of $202.1 million, $67.9 million, and $46.5 million in commercial, residential mortgage, and consumer loan originations, respectively, adversely affected, among other things, by business disruptions caused by Hurricanes Irma and Maria.
  As of September 30, 2017, the Corporation had $214.8 million of direct exposure to loans and obligations of the Commonwealth of Puerto Rico government and instrumentalities, of which $184.6 million, or 86%, represented exposure to municipalities, which is supported by assigned property tax revenues, compared to total exposure of $221.5 million as of June 30, 2017, of which $190.9 million, or 86%, represented exposure to municipalities.
  Total capital, common equity Tier 1 capital, Tier 1 capital, and leverage ratios calculated under the transition provisions of the Basel III rules of 22.18%, 18.62%, 18.62%, and 13.96%, respectively, as of September 30, 2017. Tangible common equity ratio of 14.63% as of September 30, 2017.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--November 6, 2017--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported a net loss of $10.8 million for the third quarter of 2017, or $0.05 per diluted share, compared to net income of $28.0 million, or $0.13 per diluted share, for the second quarter of 2017 and net income of $24.1 million, or $0.11 per diluted share, for the third quarter of 2016. Financial results for the third quarter include charges of $66.5 million ($40.7 million after-tax) to the provision for loan and lease losses and $0.6 million ($0.4 million after-tax) to non-interest expenses related to the impacts of two strong hurricanes that affected the Corporation’s service areas.

Early in September, Hurricane Irma hit ground through the eastern Caribbean as a Category 5 storm affecting several islands, including the U.S. Virgin Islands of St. Thomas and St. John and Tortola in the British Virgin Islands, with lesser impacts on St. Croix and Puerto Rico. After hitting the eastern Caribbean, Hurricane Irma made landfall along Florida’s southwest shoreline. Two weeks after Hurricane Irma sideswiped Puerto Rico, Hurricane Maria made landfall in the south-east corner of Puerto Rico as a Category 4 storm and exited on the northern coast at a point between the cities of Arecibo and Barceloneta after battering other islands in the Caribbean, including St. Croix in the U.S. Virgin Islands. These storms caused, among other things, widespread property damage, flooding, power outages, and water and communication service interruptions, and severely disrupted normal economic activity in all of these regions.

The following four paragraphs summarize the more significant impacts of these natural disasters on the Corporation’s third quarter financial results.

The Corporation established a $66.5 million provision for loan losses directly related to the initial estimate, based on available information, of inherent losses resulting from the impact of the recent storms. As the Corporation acquires additional information on overall economic prospects in the affected areas together with loan officers’ further assessments of individual borrowers, the loss estimate will be revised as needed. Refer to the Provision for Loan and Lease Losses discussion below for additional information about the Corporation’s approach to estimating the storms’ impact on credit quality and the significant uncertainties surrounding this estimate.

Interruptions in regular collection efforts caused by Hurricanes Irma and Maria adversely impacted the Corporation’s non-performing loan statistics. Non-performing residential mortgage loans increased in the third quarter by $23.2 million to $178.5 million as of September 30, 2017 and non-performing consumer loans increased in the third quarter by $5.4 million to $26.5 million as of September 30, 2017. Refer to the Credit Quality – Non-performing Assets discussion below for additional information about early delinquency statistics and payment deferral programs established by the Corporation to assist individuals affected by the recent storms.

The Corporation implemented its disaster response plan as these storms approached its service areas. To operate in disaster response mode, the Corporation incurred expenses for, among other things, buying diesel and generators for electric power, debris removal, security matters, and emergency communication with customers regarding the status of Bank operations. The disaster response plan costs combined with the payroll and rental costs during the idle time caused by the storms totaled $2.9 million as of September 30, 2017, including $0.6 million in donations and other storm relief efforts and employee assistance. The Corporation will incur additional costs through the end of 2017 as the Corporation addresses ongoing operational issues. Also, certain of the Corporation's facilities and their contents were damaged by the storms. The Corporation has recognized asset impairments of approximately $0.6 million as of September 30, 2017, and the Corporation may identify additional impairments through the end of 2017.

The Corporation maintains insurance for both casualty losses as well as for disaster response costs and certain revenue lost through business interruption. Management believes that recovery of $2.9 million of the $3.5 million above mentioned costs and asset impairments identified as of September 30, 2017 is probable. Accordingly, a receivable of $2.9 million was included in other assets as of September 30, 2017 for the expected recovery. Management also believes that there is a possibility that some gains will be recognized with respect to casualty and lost revenue claims in future periods, but this is contingent on reaching agreement on the Corporation’s claims with the insurance carriers.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “While the third quarter hurricanes presented unprecedented challenges to our business and communities, we are so very proud on how our teams responded and the outstanding teamwork, dedication and care they have shown to serve the affected customers during this very challenging time. Immediately after the storms passed through our three geographic regions, we secured our people and their families, ensured a safe working environment for our employees and focused our entire organization on serving our customers’ needs. Execution of contingency preparedness and recovery plans for Hurricanes Irma and Maria demonstrated the operational strength and agility of our Institution. The re-building efforts literally began the day after the storms hit and we continue working diligently to assist our customers and communities in the rebuilding process. Our online technology service platforms for consumers and commercial clients remained operational during and after the storms, we reestablished our branch services the Monday following the hurricane and the first week following Hurricane Maria we had the highest percentage among our competitors of branches open and servicing customers at 54%. Today we have 90% of our 48 Puerto Rico branches up and running and 92% of our 11 Eastern Caribbean branches. The main challenge continues to be restoration of the power grid and telecommunications infrastructure, which continue to impact the economic recovery of our communities.

“Following the impact of Hurricane Irma, First BanCorp. established an alliance with several large companies and donated food, water, generators and construction materials to employees and the communities in the most affected areas of Virgin Islands. Following the impact of Hurricane Maria, we multiplied our efforts to support our employees and our communities in Puerto Rico. We have also provided alternatives for credit relief programs to our consumer, residential and commercial borrowers.

“The unique circumstances under which we have operated due to Hurricanes Irma and Maria has adversely affected our earnings performance for the third quarter. Most franchise metrics remained strong, with pre-tax pre-provision income of $53.5 million, lower expenses, and higher core deposits. Excluding the impact of these storms, we were poised to achieve another strong quarter. We recorded an additional provision for loan losses of $66.5 million related to the impact of the hurricanes on the loan portfolios across Puerto Rico and the Eastern Caribbean Region. We also experienced a $65.6 million increase in nonperforming assets partially tied to the impact of interruptions in collection efforts and loss mitigation programs caused by the storms. A significant portion of our market area and customer base have been adversely impacted by these natural disasters.

“Puerto Rico is truly united and resilient in overcoming this challenge, our island will rebuild and we will continue to lead efforts to do so. Our sincere sympathy goes out to all affected.”

The financial results for the third and second quarters of 2017 and the third quarter of 2016 included the following items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (the “Special Items”):

Quarter ended September 30, 2017

  A $67.1 million ($41.0 million after-tax) impact related to Hurricanes Irma and Maria, which includes the following items: a $66.5 million charge to establish a storm-related provision for loan losses and approximately $0.6 million of non-interest expenses associated with storm relief efforts and assistance to employees. These amounts were partially offset by expected insurance recoveries of $1.7 million for compensation and rental costs that the Corporation incurred when Hurricanes Irma and Maria precluded employees from working during September.
  A $1.4 million gain on the repurchase and cancellation of $7.3 million in trust preferred securities reflected in the statement of operations set forth below as “Gain on early extinguishment of debt.” The Corporation repurchased and cancelled the repurchased trust preferred securities, resulting in a commensurate reduction in the related Floating Rate Junior Subordinated Debenture. The Corporation’s purchase price equated to 81% of the $7.3 million par value. The 19% discount, plus accrued interest, resulted in the gain of $1.4 million. The gain, realized at the holding company level, has no effect on the income tax expense in 2017.
  Costs of $0.1 million associated with a secondary offering of the Corporation’s common stock by certain of our existing stockholders completed in the third quarter of 2017. The costs, incurred at the holding company level, had no effect on the income tax expense in 2017.

Quarter ended June 30, 2017

  Recovery of $0.4 million of previously recorded other-than-temporary impairment (“OTTI”) charges on non-performing bonds of the Government Development Bank for Puerto Rico (the “GDB”) and the Puerto Rico Public Buildings Authority sold in the second quarter, reflected in the statement of operations set forth below as part of “Net gain (loss) on investments and impairments.” No tax expense was recognized for the recovery on the sale of bonds.

Quarter ended September 30, 2016

  Gain of $6.1 million ($5.9 million after-tax) on sales of $198.7 million of U.S. agency MBS that carried an average yield of 2.36%.
  Severance payments of $0.3 million ($0.2 million after-tax) related to permanent job discontinuance in the third quarter of 2016.

The following table reconciles for the third and second quarters of 2017 and the third quarter of 2016 the reported net (loss) income to adjusted net income, a non-GAAP financial measure that excludes the Special Items identified above:

	Quarter Ended	Quarter Ended	Quarter Ended
(In thousands)	September 30, 2017	June 30, 2017	September 30, 2016

Net (loss) income, as reported	$(10,752)	$27,998	$24,074
Adjustments:
Storm-related provision for loan and lease losses	66,490	-	-
Storm-related expenses	599	-	-
Storm-related idle time payroll and rental costs insurance recovery	(1,662)	-	-
Gain on repurchase and cancellation of trust preferred securities	(1,391)	-	-
Net gain on investments and impairments	-	(371)	(6,096)
Secondary offering costs	118	-	-
Severance payments on job discontinuance	-	-	281
Income tax impact of adjustments (1)	(26,048)	-	76
Adjusted net income	$27,354	$27,627	$18,335

(1) See Basis of Presentation for the individual tax impact for each reconciling item.

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted provision for loan and lease losses, adjusted non-interest income, adjusted non-interest expenses, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, certain capital ratios, and certain other financial measures that exclude the effect of items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts, and should be read in conjunction with the discussion below in “Basis of Presentation – Use of Non-GAAP Financial Measures” and the accompanying tables (Exhibit A), which are an integral part of this press release.

(LOSS) INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Loss before income taxes for the third quarter of 2017 amounted to $19.2 million, compared to income before income taxes of $37.3 million for the second quarter of 2017. The following table reconciles (loss) income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters. Adjusted pre-tax, pre-provision income for the third quarter of 2017 amounted to $53.5 million, down $1.5 million from the second quarter of 2017:

(Dollars in thousands)	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2017	2017	2017	2016	2016

(Loss) income before income taxes	$(19,150)	$37,288	$17,468	$37,198	$34,518
Add: Provision for loan and lease losses	75,013	18,096	25,442	23,191	21,503
(Less)/Add: Net (gain) loss on investments and impairments	-	(371)	12,231	-	(6,096)
Less: Gain on early extinguishment of debt	(1,391)	-	-	-	-
Less: Storm-related idle time payroll and rental costs insurance recovery	(1,662)	-	-	-	-
Add: Expenses associated with storms' relief efforts and assistance to employees	599	-	-	-	-
Add/(Less): Unrealized loss (gain) on derivative instruments	-	-	1	(1)	(5)
Less: Brokerage and insurance commissions, primarily from sales of large fixed annuities contracts, net of incentive costs	-	-	-	(1,692)	-
Less: Gain from recovery of investments previously written off	-	-	-	(1,547)	-
Less: Adjustment to reduce the credit card rewards liability due to unusually large customer forfeitures	-	-	-	(2,732)	-
Add: Secondary offering costs	118	-	274	590	-
Add: Severance payments on job discontinuance	-	-	-	-	281
Adjusted pre-tax, pre-provision income (1)	$53,527	$55,013	$55,416	$55,007	$50,201

Change from most recent prior quarter (amount)	$(1,486)	$(403)	$409	$4,806	$(263)
Change from most recent prior quarter (percentage)	-2.7%	-0.7%	0.7%	9.6%	-0.5%

(1) See Basis of Presentation for additional information.

Adjusted pre-tax, pre-provision income is a non-GAAP financial measure that management believes is useful to investors in analyzing the Corporation’s performance and trends. This metric is (loss) income before income taxes adjusted to exclude the provision for loan and lease losses, gains or losses on sales of investment securities and impairments, and fair value adjustments on derivatives. In addition, from time to time, earnings are adjusted also for items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (for additional information about this non-GAAP financial measure, see Basis of Presentation - Adjusted Pre-Tax, Pre-Provision Income).

NET INTEREST INCOME

Net interest income, excluding fair value adjustments on derivatives (“valuations”), and net interest income on a tax-equivalent basis are non-GAAP financial measures. See Basis of Presentation – Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis below for additional information. The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the last five quarters. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations, and on a tax-equivalent basis.

(Dollars in thousands)
	Quarter Ended
	September 30, 2017	June 30, 2017		March 31, 2017		December 31, 2016		September 30, 2016
Net Interest Income
Interest income - GAAP	$147,995	$147,374		$145,228		$143,954		$143,573
Unrealized loss (gain) on derivative instruments	-	-		1		(1)		(5)
Interest income excluding valuations	147,995	147,374		145,229		143,953		143,568
Tax-equivalent adjustment	3,147	4,128		3,610		2,492		2,483
Interest income on a tax-equivalent basis excluding valuations	$151,142	$151,502		$148,839		$146,445		$146,051

Interest expense - GAAP	25,163	23,470		22,679		22,890		25,395

Net interest income - GAAP	$122,832	$123,904	#	$122,549	#	$121,064	#	$118,178

Net interest income excluding valuations	$122,832	$123,904		$122,550		$121,063		$118,173

Net interest income on a tax-equivalent basis and excluding valuations	$125,979	$128,032		$126,160		$123,555		$120,656

Average Balances
Loans and leases	$8,855,406	$8,863,529		$8,862,271		$8,860,094		$8,834,838
Total securities, other short-term investments and interest-bearing cash balances	2,395,298	2,336,986		2,375,060		2,346,243		2,739,017
Average interest-earning assets	$11,250,704	$11,200,515		$11,237,331		$11,206,337		$11,573,855

Average interest-bearing liabilities	$8,404,242	$8,327,615		$8,456,848		$8,465,415		$8,914,961

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.22%	5.28%		5.24%		5.11%		4.94%
Average rate on interest-bearing liabilities - GAAP	1.19%	1.13%		1.09%		1.08%		1.13%
Net interest spread - GAAP	4.03%	4.15%		4.15%		4.03%		3.81%
Net interest margin - GAAP	4.33%	4.44%		4.42%		4.30%		4.06%

Average yield on interest-earning assets excluding valuations	5.22%	5.28%		5.24%		5.11%		4.93%
Average rate on interest-bearing liabilities excluding valuations	1.19%	1.13%		1.09%		1.08%		1.13%
Net interest spread excluding valuations	4.03%	4.15%		4.15%		4.03%		3.80%
Net interest margin excluding valuations	4.33%	4.44%		4.42%		4.30%		4.06%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	5.33%	5.43%		5.37%		5.20%		5.02%
Average rate on interest-bearing liabilities excluding valuations	1.19%	1.13%		1.09%		1.08%		1.13%
Net interest spread on a tax-equivalent basis and excluding valuations	4.14%	4.30%		4.28%		4.12%		3.89%
Net interest margin on a tax-equivalent basis and excluding valuations	4.44%	4.58%		4.55%		4.39%		4.15%

Net interest income for the third quarter of 2017 amounted to $122.8 million, a decrease of $1.1 million when compared to net interest income of $123.9 million for the second quarter of 2017. The decrease in net interest income was mainly due to:

  A $1.9 million decrease in interest income on U.S. agency MBS primarily associated with a $1.6 million increase in the premium amortization expense resulting from higher prepayment rates. The 2017 third quarter U.S. agency MBS prepayments increased to $49.4 million compared to $45.8 million in the second quarter of 2017.
  A $1.4 million increase in interest expense associated with both the increase in the average cost of funds to 1.19% in the third quarter, compared to 1.13% in the second quarter of 2017, and a $76.6 million increase in the average balance of interest-bearing liabilities. The increase in the average cost of funds was driven by the effect of higher market interest rates on the cost of new brokered CDs and FHLB advances, a change in the mix of non-brokered interest-bearing deposits reflecting an increase in retail CDs and a decrease in saving accounts balances, and the upward repricing of repurchase agreements and floating rate junior subordinated debentures. In addition, the Corporation increased its cash balances during the third quarter, primarily from funding provided by short-term FHLB advances, in anticipation of a potential increase in short-term liquidity requirements from customers affected by Hurricanes Irma and Maria.
  A $0.5 million decrease in interest income on residential mortgage loans primarily related to higher inflows of loans to non-performing status, as compared to the second quarter.

Partially offset by:

  A $1.5 million increase in interest income associated with both the upward repricing of variable rate commercial loans and the overall growth in the average balance of performing commercial and construction loan portfolios.
  A $0.7 million increase in net interest income due to the effect of one additional day in the third quarter as the increase in interest income on loans more than offset the related increase in interest expense on deposits and other funding sources.
  A $0.6 million increase in interest income from deposits maintained at the Federal Reserve Bank due to both a higher average balance and the full-quarter effect of the increase in the Federal Funds target rate in June 2017.

Net interest margin was 4.33%, down 11 basis points from the second quarter of 2017. The decrease in the net interest margin was mainly related to the above mentioned increase in the U.S. agency MBS premium amortization expense and margin compression associated with higher average cash balances during the third quarter.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses for the third quarter of 2017 was $75.0 million, compared to $18.1 million for the second quarter of 2017. As mentioned above, the provision for the third quarter included a $66.5 million charge directly related to the initial estimate of inherent losses resulting from the impact of Hurricanes Irma and Maria, consisting of: (i) a $26.9 million charge to the provision for commercial and construction loans, (ii) a $25.9 million charge to the provision for consumer loans, and (iii) a $13.7 million charge to the provision for residential mortgage loans.

While it is clear that the recent storms will have significant short-term economic repercussions, both positive and negative, for the Corporation’s commercial and individual loan customers, the storms' ultimate effect on loan collections is uncertain. The Corporation’s loan officers are making individual storm-impact assessments for all commercial customers. However, the fact that the events occurred so recently make it difficult to estimate the immediate impact at such level and the expectation is that the assessment will be substantially completed by the fourth quarter.

At the end of the third quarter, a separate qualitative element of the allowance was determined to represent the estimate of inherent losses associated with the impact of the storm-related events on the Corporation’s loan portfolios. This estimate is judgmental and subject to changes as additional information becomes available. This qualitative allowance was determined using the Corporation’s stress models and are based on the estimated impact the storms could have on continued personal employment (e.g., unemployment rate that doubles current levels based on statistics observed in the aftermath of similar natural disasters in the U.S. mainland), economic activity in the Corporation’s geographic regions and the time it could take for the affected regions to return to a more normalized operating environment. It is expected that the rebuilding efforts will stimulate economic activity and accelerate the pace of economic recovery from the hurricanes. Therefore, the expectation is that the economic environment will get worse over the first couple of quarters with subsequent improvements within 12 months to levels just under the economic scenario right before the hurricanes. Calculated loss factors were assigned to the overall balance of each major loan portfolio category in the affected regions (i.e., Puerto Rico and the Virgin Islands), resulting in charges of $59.2 million and $7.3 million for the Puerto Rico and the Virgin Island regions, respectively. Management will continue to assess the impact of the storm-related events on its portfolios, economic and unemployment trends, and their effects on the portfolios asset quality.

On a non-GAAP basis, the adjusted provision for loan and lease losses for the third quarter of $8.5 million (excluding the $66.5 million storm-related provision), decreased $9.6 million, compared to the provision of $18.1 million for the second quarter of 2017. The $9.6 million decrease in the adjusted provision for loan and lease losses was driven by the following variances:

  A $10.1 million adjusted net loan loss reserve release for commercial and construction loans recorded in the third quarter, compared to a net loan loss reserve release of $1.3 million in the second quarter. The adjusted net reserve release in the third quarter was primarily related to lower specific reserve requirements for two commercial loans classified as impaired in the current quarter as well as improvements in historical loss rates used for the general reserve calculation. The net reserve release in the second quarter was primarily driven by the effect of a $4.2 million recovery on a previously charged-off loan, partially offset by higher specific reserve requirements for certain impaired loans.
  A $1.3 million decrease in the adjusted provision for residential mortgage loans, largely due to the effect in the second quarter of a $2.6 million charge to the provision for purchased-credit impaired loans, partially offset by higher reserves for troubled debt restructurings (“TDRs”) in the third quarter.

Partially offset by:

  A $0.6 million increase in the adjusted provision for consumer loans, mainly related to the small personal loans portfolio and lower loan loss recoveries adversely impacted by the impact of Hurricanes Irma and Maria in the third quarter.

See Credit Quality and Basis of Presentation below for additional information regarding the allowance for loan and lease losses, including variances in net charge-offs, and the reconciliation of the provision for loan and lease losses in accordance with GAAP to the adjusted provision for loan and lease losses that excludes the storm-related provision for loan and lease losses.

NON-INTEREST INCOME

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2017	2017	2017	2016	2016

Service charges on deposit accounts	$5,797	$5,803	$5,790	$5,759	$5,788
Mortgage banking activities	3,117	4,846	3,616	5,304	5,485
Net gain (loss) on investments and impairments	-	371	(12,231)	1,547	6,096
Gain on early extinguishment of debt	1,391	-	-	-	-
Other operating income	8,340	9,529	11,068	10,951	8,777
Non-interest income	$18,645	$20,549	$8,243	$23,561	$26,146

Non-interest income for the third quarter of 2017 amounted to $18.6 million, compared to $20.5 million for the second quarter of 2017. Non-interest income for the third quarter of 2017 includes the $1.4 million gain on the repurchase and cancellation of $7.3 million of trust preferred securities and non-interest income for the second quarter of 2017 included the $0.4 million partial recovery of previously recorded OTTI charges on non-performing Puerto Rico Government debt securities sold in the second quarter.

On a non-GAAP basis, excluding the effect of the aforementioned items, the adjusted non-interest income of $17.3 million for the third quarter of 2017 decreased $2.9 million, compared to adjusted non-interest income of $20.2 million for the second quarter of 2017. The $2.9 million decrease in adjusted non-interest income was primarily due to:

  A $1.7 million decrease in revenues from mortgage banking activities driven by lower conforming loan origination and sale volumes exacerbated by interruptions caused by Hurricanes Irma and Maria in the third quarter. Total loans sold in the secondary market to U.S. government-sponsored entities amounted to $85.1 million with a related net gain of $2.4 million, net of To-Be-Announced MBS (“TBAs”) hedges losses of $0.3 million, in the third quarter of 2017, compared to $99.5 million with a related net gain of $3.6 million, net of TBAs hedges losses of $0.3 million, in the second quarter of 2017. In addition, charges to the valuation allowance for servicing assets in the third quarter increased by $0.5 million compared to the second quarter of 2017.
  A $0.5 million decrease in insurance commissions income, included as part of “Other operating income” in the above table, mainly reflecting the effect in the previous quarter of a $0.3 million adjustment that reduced the unearned insurance commissions’ reserve and lower title and dwelling insurance commissions earned in the third quarter, adversely impacted by a lower volume of residential mortgage loan originations.
  A $0.4 million decrease in transaction fee income such as credit and debit card interchange, ATMs and POS fees, included as part of “Other operating income” in the above table, mainly due to the adverse impact of business activity disruptions associated with Hurricanes Irma and Maria in the third quarter.

NON-INTEREST EXPENSES

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2017	2017	2017	2016	2016

Employees' compensation and benefits	$37,128	$38,409	$38,653	$37,652	$38,005
Occupancy and equipment	13,745	13,759	14,088	14,045	13,888
Deposit insurance premium	3,179	3,721	3,771	3,920	4,333
Other insurance and supervisory fees	1,174	1,134	1,138	987	1,271
Taxes, other than income taxes	3,763	3,745	3,676	3,664	3,927
Professional fees:
Collections, appraisals and other credit related fees	2,295	2,452	2,072	2,344	2,267
Outsourcing technology services	5,403	5,398	5,354	5,435	5,124
Other professional fees	4,325	3,950	3,530	3,583	3,281
Credit and debit card processing expenses	3,737	3,566	2,831	3,533	3,546
Business promotion	3,244	3,192	3,281	199	3,169
Communications	1,603	1,628	1,543	1,515	1,711
Net loss on OREO operations	1,351	3,369	4,076	2,399	2,603
Other	4,667	4,746	3,869	4,960	5,178
Total	$85,614	$89,069	$87,882	$84,236	$88,303

Non-interest expenses in the third quarter of 2017 amounted to $85.6 million, a decrease of $3.5 million from $89.1 million in the second quarter of 2017. Approximately $1.7 million of the decrease was related to expected insurance recoveries for employees’ compensation and rental costs that the Corporation incurred when Hurricanes Irma and Maria precluded employees from working during September, of which $1.4 million is included as an offset to “Employees’ compensation and benefits” expenses and $0.3 million is included as an offset to “Occupancy and equipment” expenses in the above table. This was partially offset by $0.6 million of costs associated with storm relief efforts and assistance to employee, included as part of “Business promotion” in the above table, and $0.1 million of professional service fees incurred in connection with a secondary offering of the Corporation’s common stock by certain of our existing stockholders.

On a non-GAAP basis, excluding the effect of the aforementioned items, adjusted non-interest expenses of $86.6 million for the third quarter of 2017 decreased $2.5 million, compared to non-interest expenses of $89.1 million for the second quarter of 2017. The $2.5 million decrease in adjusted non-interest expenses was primarily due to:

  A $2.0 million decrease in losses on OREO operations, primarily related to a $2.7 million decrease in write-downs to the value of OREO properties, primarily related to OREO commercial properties in Puerto Rico, partially offset by a $0.2 million increase in OREO-related operating expenses, including insurance and title matters, a $0.3 million decrease in rental income from income-producing OREO properties, and a $0.2 million decrease in gain on sales of OREO residential properties.
  A $0.5 million decrease in the FDIC insurance premium expense that reflects, among other things, the effect of higher liquidity and its related effect in the risk profile of the Bank’s balance sheet as well as the reduced reliance in brokered deposits.
  A $0.5 million decrease in adjusted business promotion expenses primarily related to the timing of advertising and sponsorship activities.

Partially offset by:

  A $0.2 million increase in adjusted occupancy and equipment costs, primarily due to higher property tax expenses and repairs costs.
  A $0.1 million increase in adjusted total professional service fees, including an increase of $0.5 million in consulting fees, primarily related to implementation costs for new information technology systems, partially offset by a $0.4 million decrease in appraisals, collection fees, and legal matters.
  A $0.1 million increase in adjusted employees’ compensation and benefits expenses, reflecting the effect of a $0.6 million charge recorded in the third quarter associated with the cash transition award paid to certain senior officers as contemplated in the new executive compensation program that became effective on July 1, 2017. The total cash transition award will be paid over a four-quarter period. The expense related to the cash transition award was partially offset by a decrease of $0.5 million in payroll taxes and benefits.

INCOME TAXES

The Corporation recorded an income tax benefit of $8.4 million for the third quarter of 2017 compared to an income tax expense of $9.3 million for the second quarter of 2017. The positive $17.7 million variance was mainly driven by the tax benefit associated with the storm-related charges recorded in the third quarter and a lower effective tax rate driven by an increase in the projected ratio of exempt to taxable income. The estimated effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and the tax benefit associated with the change in the tax status of certain subsidiaries, decreased to 20% compared to 24% as of the end of the second quarter. As of September 30, 2017, the Corporation had a net deferred tax asset of $299.8 million (net of a valuation allowance of $186.9 million, including a valuation allowance of $146.6 million against the deferred tax assets of the Corporation’s banking subsidiary, FirstBank).

CREDIT QUALITY

Non-Performing Assets

(Dollars in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2017	2017	2017	2016	2016
Non-performing loans held for investment:
Residential mortgage	$178,530	$155,330	$154,893	$160,867	$162,201
Commercial mortgage	137,059	122,035	174,908	178,696	191,449
Commercial and Industrial	84,317	65,575	77,972	146,599	137,016
Construction	46,720	47,391	48,468	49,852	50,767
Consumer and Finance leases	26,506	21,082	21,325	24,080	25,279
Total non-performing loans held for investment	473,132	411,413	477,566	560,094	566,712

OREO	152,977	150,045	137,784	137,681	139,446
Other repossessed property	6,320	5,588	6,235	7,300	9,416
Other assets (1)	-	-	17,531	21,362	20,393
Total non-performing assets, excluding loans held for sale	$632,429	$567,046	$639,116	$726,437	$735,967

Non-performing loans held for sale	8,290	8,079	8,079	8,079	8,079
Total non-performing assets, including loans held for sale (2)	$640,719	$575,125	$647,195	$734,516	$744,046

Past-due loans 90 days and still accruing (3)	$140,656	$131,246	$143,089	$135,808	$138,442
Non-performing loans held for investment to total loans held for investment	5.33%	4.64%	5.41%	6.30%	6.39%
Non-performing loans to total loans	5.41%	4.71%	5.48%	6.36%	6.44%
Non-performing assets, excluding non-performing loans held for sale, to total assets, excluding non-performing loans held for sale	5.20%	4.76%	5.38%	6.10%	6.10%
Non-performing assets to total assets	5.26%	4.83%	5.44%	6.16%	6.16%

(1)	Fair market value of bonds of the GDB and the Puerto Rico Public Buildings Authority prior to the sale completed during the second quarter of 2017.
(2)

Purchased credit impaired ("PCI") loans of $157.8 million accounted for under ASC 310-30 as of September 30, 2017, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(3)

Amount includes PCI loans with individual delinquencies over 90 days and still accruing with a carrying value as of September 30, 2017 of approximately $31.1 million, primarily related to the loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Variances in credit quality metrics:

  Total non-performing assets increased by $65.6 million to $640.7 million as of September 30, 2017, compared to $575.1 million as of June 30, 2017. Total non-performing loans, including non-performing loans held for sale, increased by $61.9 million from $419.5 million as of the end of the second quarter of 2017 to $481.4 million as of September 30, 2017. The increase in non-performing assets was primarily attributable to the inflow of two large commercial relationships in Puerto Rico totaling $34.2 million, and increases of $23.2 million and $5.4 million in non-performing residential mortgage and consumer loans, respectively, adversely impacted by interruptions in regular collection efforts associated with Hurricanes Irma and Maria.
  Inflows to non-performing loans held for investment were $103.9 million, an increase of $66.2 million, compared to inflows of $37.7 million in the second quarter of 2017. The variance primarily reflects an increase of $43.3 million in inflows to non-performing commercial and construction loans, including the aforementioned inflow of two large commercial relationships in Puerto Rico totaling $34.2 million, and increases of $15.0 million and $7.8 million in inflows to non-performing residential mortgage and consumer loans, respectively.
  Total loans in early delinquency (i.e. 30-89 days past due loans as defined in regulatory report instructions) amounted to $261.3 million as of September 30, 2017, an increase of $67.6 million compared to $193.7 million as of the end of the second quarter. The variances by major portfolio categories follow:
    Consumer loans in early delinquency increased in the third quarter by $46.8 million to $129.7 million as of September 30, 2017, reflecting disruptions in regular payment streams associated with Hurricanes Irma and Maria and the effect of loans subject to automatic payment deferral programs established by the Corporation to assist individuals affected by the recent storms, as described below.
    Commercial and construction loans in early delinquency increased in the third quarter by $24.7 million to $30.7 million as of September 30, 2017, including six relationships with outstanding balances over $1 million totaling $16.7 million.
    Residential mortgage loans in early delinquency decreased in the third quarter by $3.8 million to $100.9 million as of September 30, 2017.
  Adversely classified commercial and construction loans held for investment decreased by $0.1 million to $367.4 million as of September 30, 2017.
  The OREO balance increased by $2.9 million, driven by additions of $8.9 million in the third quarter, partially offset by sales of $3.7 million and adjustments to the OREO value of $2.2 million.
  Total troubled debt restructuring (“TDR”) loans held for investment were $585.8 million as of September 30, 2017, up $17.3 million from June 30, 2017. Approximately $388.8 million of total TDR loans held for investment were in accrual status as of September 30, 2017.

In working with borrowers affected by Hurricanes Irma and Maria, which made landfall on September 6, 2017 and September 20, 2017, respectively, the Corporation provided automatic three-month deferred repayment arrangements across-the-board to all consumer borrowers (i.e., personal loans, auto loans, finance leases and credit cards) current in their payments or no more than 2 payments in arrears as of the date of the respective hurricane. For residential mortgage loans, the Corporation offered deferral payment agreements that provide for three-month payment deferrals for those loans current or no more than 2 payments in arrears as of the date of the event. The qualifying mortgage borrowers were required to contact the Corporation and opt in for the program. For both consumer and residential mortgage loans subject to the deferral programs, each borrower is required to begin making their regularly scheduled loan payment at the end of the deferral period and the deferred amounts were moved to the end of the loan. The payment deferral programs were applied prospectively from the date of the events and did not change the delinquency status of the loans as of such dates. For commercial loans, any request for payment deferral is analyzed on a case by case basis. As of September 30, 2017, residential mortgage loans in early delinquency (i.e., 30-89 days past due as defined in regulatory report instructions) include $86.3 million of loans subject to the storm-related deferral programs established in Puerto Rico and the Virgin Islands.

Allowance for Loan and Lease Losses

The following table sets forth information concerning the allowance for loan and lease losses during the periods indicated:

(Dollars in thousands)	September 30,		June 30,	March 31,		December 31,		September 30,
	2017		2017	2017		2016		2016

Allowance for loan and lease losses, beginning of period	$173,485		$203,231	$205,603		$214,070		$234,454
Provision for loan and lease losses	75,013	(1)	18,096	25,442	(2)	23,191	(5)	21,503
Net (charge-offs) recoveries of loans:
Residential mortgage	(6,856)		(6,076)	(7,476)		(5,487)		(7,542)
Commercial mortgage	(223)		(30,417)	(1,332)		(4,310)	(6)	(13,395)
Commercial and Industrial	(624)		(1,754)	(11,177)	(3)	(9,515)	(7)	(9,658)
Construction	(31)		(462)	382		(1,132)		121
Consumer and finance leases	(9,894)		(9,133)	(8,211)		(11,214)		(11,413)
Net charge-offs	(17,628)		(47,842)	(27,814)	(4)	(31,658)	(8)	(41,887)
Allowance for loan and lease losses, end of period	$230,870		$173,485	$203,231		$205,603		$214,070

Allowance for loan and lease losses to period end total loans held for investment	2.60%	(9)	1.96%	2.30%		2.31%		2.42%
Net charge-offs (annualized) to average loans outstanding during the period	0.80%		2.16%	1.26%		1.43%		1.90%
Net charge-offs (annualized), excluding charge-offs of $10.7 million related to the sale of the PREPA credit line in the first quarter of 2017 and net charge-offs of $4.6 million related to the sale of a $16.3 million pool of non-performing assets in the fourth quarter of 2016, to average loans outstanding during the period	0.80%		2.16%	0.78%		1.22%		1.90%
Provision for loan and lease losses to net charge-offs during the period	4.26x		0.38x	0.91x		0.73x		0.51x
Provision for loan and lease losses to net charge-offs during the period, excluding impact of the storm-related provision in the third quarter of 2017, the impact of the sale of the PREPA credit line in the first quarter of 2017, and the sale of the $16.3 million pool of non-performing assets in the fourth quarter of 2016

	0.48x		0.38x	1.46x		0.79x		0.51x

(1)	Includes a provision of $66.5 million associated with the impact of Hurricanes Irma and Maria.
(2)	Includes a provision of $0.6 million associated with the sale of the PREPA credit line.
(3)	Includes a charge-off of $10.7 million associated with the sale of the PREPA credit line.
(4)	Includes the charge-off of $10.7 million associated with the sale of the PREPA credit line.
(5)	Includes a provision of $1.8 million associated with the sale of the $16.3 million pool of non-performing assets.
(6)	Includes net charge-offs totaling $3.0 million associated with the sale of the $16.3 million pool of non-performing assets.
(7)	Includes net charge-offs totaling $1.6 million associated with the sale of the $16.3 million pool of non-performing assets.
(8)	Includes net charge-offs totaling $4.6 million associated with the sale of the $16.3 million pool of non-performing assets.
(9)	The ratio of the allowance for loan and lease losses to total loans held for investment, excluding the storm-related allowance, was 1.85% as of September 30, 2017.
  The ratio of the allowance for loan and lease losses to total loans held for investment was 2.60% as of September 30, 2017, compared to 1.96% as of June 30, 2017, a higher coverage driven by the $66.5 million storm-related qualitative allowance established in the third quarter, partially offset by the above mentioned net loan loss reserve release for commercial and construction loans. The ratio of the total allowance to non-performing loans held for investment was 48.80% as of September 30, 2017, compared to 42.17% as of June 30, 2017.

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of September 30, 2017 and June 30, 2017 by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer and Finance Leases	Total

As of September 30, 2017
Impaired loans:
Principal balance of loans, net of charge-offs	$425,835	$315,187	$38,237	$779,259
Allowance for loan and lease losses	19,417	23,561	5,177	48,155
Allowance for loan and lease losses to principal balance	4.56%	7.48%	13.54%	6.18%

PCI loans:
Carrying value of PCI loans	153,609	4,185	-	157,794
Allowance for PCI loans	9,863	372	-	10,235
Allowance for PCI loans to carrying value	6.42%	8.89%	-	6.49%

Loans with general allowance:
Principal balance of loans	2,694,896	3,555,962	1,689,303	7,940,161
Allowance for loan and lease losses	27,772	76,336	68,372	172,480
Allowance for loan and lease losses to principal balance	1.03%	2.15%	4.05%	2.17%

Total loans held for investment:
Principal balance of loans	$3,274,340	$3,875,334	$1,727,540	$8,877,214
Allowance for loan and lease losses	57,052	100,269	73,549	230,870
Allowance for loan and lease losses to principal balance	1.74%	2.59%	4.26%	2.60%

As of June 30, 2017

Impaired loans:
Principal balance of loans, net of charge-offs	$428,711	$266,080	$40,834	$735,625
Allowance for loan and lease losses	13,786	21,492	5,516	40,794
Allowance for loan and lease losses to principal balance	3.22%	8.08%	13.51%	5.55%

PCI loans:
Carrying value of PCI loans	156,202	4,166	-	160,368
Allowance for PCI loans	9,074	372	-	9,446
Allowance for PCI loans to carrying value	5.81%	8.93%	-	5.89%

Loans with general allowance:
Principal balance of loans	2,697,394	3,580,333	1,687,456	7,965,183
Allowance for loan and lease losses	17,727	62,530	42,988	123,245
Allowance for loan and lease losses to principal balance	0.66%	1.75%	2.55%	1.55%

Total loans held for investment:
Principal balance of loans	$3,282,307	$3,850,579	$1,728,290	$8,861,176
Allowance for loan and lease losses	40,587	84,394	48,504	173,485
Allowance for loan and lease losses to principal balance	1.24%	2.19%	2.81%	1.96%

Net Charge-Offs

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	September 30,	June 30,	March 31,		December 31,		September 30,
	2017	2017	2017		2016		2016

Residential mortgage	0.84%	0.74%	0.92%		0.67%		0.91%

Commercial mortgage	0.06%	7.42%	0.33%		1.11%	(3)	3.49%

Commercial and Industrial	0.12%	0.34%	2.07%	(1)	1.75%	(4)	1.81%

Construction	0.09%	1.19%	-1.17%		3.36%		-0.36%

Consumer and finance leases	2.29%	2.13%	1.92%		2.61%		2.63%

Total loans	0.80%	2.16%	1.26%	(2)	1.43%	(5)	1.90%

(1)

Includes a charge-off of $10.7 million associated with the sale of the PREPA credit line. The ratio of commercial and industrial net charge-offs to average loans, excluding the charge-off associated with the sale of the PREPA credit line, was 0.08%.

(2)

Includes the charge-off of $10.7 million associated with the sale of the PREPA credit line. The ratio of total net charge-offs to average loans, excluding the charge-off associated with the sale of the PREPA credit line, was 0.78%.

(3)

Includes net charge-offs totaling $3.0 million associated with the sale of the $16.3 million pool of non-performing assets. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 0.33%.

(4)

Includes net charge-offs totaling $1.6 million associated with the sale of the $16.3 million pool of non-performing assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.46%.

(5)

Includes net charge-offs totaling $4.6 million associated with the sale of the $16.3 million pool of non-performing assets. The ratio of total charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.22%.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs for the third quarter of 2017 were $17.6 million, or an annualized 0.80% of average loans, compared to $47.8 million, or an annualized 2.16% of average loans, in the second quarter of 2017. The decrease of $30.2 million in net charge-offs was mainly related to:

  A $31.8 million decrease in commercial and construction loan net charge-offs, primarily related to the effect in the second quarter of both charge-offs of $29.7 million on TDF commercial mortgage loans and charge-offs of $3.5 million recorded on the resolution of a non-performing commercial relationship. Commercial and construction loan net charge-offs were just $0.9 million for the third quarter of 2017.

Partially offset by:

  A $0.8 million increase in residential mortgage loan net charge-offs, primarily related to a higher amount of charge-offs for loans evaluated for impairment purposes based on its delinquency status and loan-to-value ratio.
  A $0.8 million increase in consumer loan net charge-offs, primarily due to lower loan loss recoveries affected by interruptions in collection efforts associated with Hurricanes Irma and Maria in the third quarter.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $12.2 billion as of September 30, 2017, up $259.8 million from June 30, 2017.

The increase was mainly due to:

  A $304.6 million increase in cash and cash equivalents, largely driven by temporary funding obtained through short-term FHLB advances in anticipation of a potential increase in short-term liquidity requirements of customers after the passage of Hurricanes Irma and Maria in the third quarter.
  A $6.3 million increase in total loans. The increase consisted of a $60.5 million growth in the Florida region, primarily reflected in the commercial and residential loan portfolios, partially offset by decreases of $45.5 million and $8.6 million in the Puerto Rico and the Virgin Island regions, respectively. The decrease in the Puerto Rico region was driven by a $31.2 million reduction in residential mortgage loans and a $12.4 million decrease in commercial and construction loans. The decrease in the Virgin Islands includes reductions of $5.0 million in commercial and construction loans and $2.9 million in residential mortgage loans.

Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), of $589.7 million for the third quarter of 2017, compared to $906.2 million for the second quarter of 2017, reflecting reductions in all major loan categories adversely affected by disruptions in economic activity associated with Hurricanes Irma and Maria. These figures exclude the credit card utilization activity.

Total loan originations in Puerto Rico decreased by $246.3 million to $417.0 million in the third quarter of 2017, compared to $663.3 million in the second quarter of 2017. The decrease in the Puerto Rico region consisted of a $160.7 million decrease in commercial and construction loan originations, a $42.1 million decrease in residential mortgage loan originations, and a $43.5 million decrease in consumer loan originations.

Total loan originations in the Florida region decreased by $63.2 million to $164.6 million in the third quarter of 2017, compared to $227.9 million in the second quarter of 2017. The decrease in the Florida region consisted of a $37.9 million decrease in commercial and construction loan originations, a $24.1 million decrease in residential mortgage loan originations, and a $1.2 million decrease in consumer loan originations.

Total loan originations in the Virgin Islands of $8.1 million in the third quarter of 2017 decreased by $6.9 million, compared to $15.0 million in the second quarter of 2017. The decrease in the Virgin Islands region consisted of a $3.5 million decrease in commercial and construction loan originations, a $1.7 million decrease in residential mortgage loans originations, and a $1.8 million decrease in consumer loan originations.

  An $18.8 million increase in the net deferred tax asset balance, primarily related to the tax benefit resulting from the storm-related charges.

Partially offset by:

  A $57.4 million increase in the allowance for loan and lease losses, driven by the establishment of the $66.5 million storm-related qualitative allowance in the third quarter.
  A $5.9 million decrease in investment securities driven by U.S. agency MBS prepayments of approximately $49.4 million, partially offset by the purchase of $40.8 million of 15-Year U.S. agency MBS with an average yield of 2.14%.

Total liabilities were approximately $10.3 billion as of September 30, 2017, up $266.0 million from June 30, 2017.

The increase was mainly due to:

  A $240.0 million increase in short-term FHLB advances obtained in anticipation of a potential increase in short-term liquidity requirements of deposit customers in the aftermath of Hurricanes Irma and Maria.
  An $18.4 million increase in government deposits, reflecting an increase of $13.9 million in Puerto Rico, primarily related to higher balances in time deposits of certain agencies of the central government, and a $4.5 million increase in the Virgin Islands region.
  A $3.1 million increase in total deposits, excluding brokered CDs and government deposits, reflecting an increase of $10.0 million in the Puerto Rico region, primarily related to an increase in retail CDs, and an increase of $6.6 million in the Virgin Islands, partially offset by a decrease of $13.5 million in the Florida region.
  A $1.4 million increase in brokered CDs. Brokered CD issuances in the third quarter totaled $183.7 million with an all-in cost of 1.88%, partially offset by $182.2 million of maturing brokered CDs redeemed in the third quarter with an all-in cost of 1.18%.
  A $10.6 million increase in accounts payable and other liabilities.

Partially offset by:

  A $7.3 million decrease in floating rate junior subordinated debentures, reflected in the statement of financial condition set forth below as “Other borrowings,” associated with the repurchase and cancellation of trust preferred securities in the third quarter.

Total stockholders’ equity amounted to $1.9 billion as of September 30, 2017, a decrease of $6.2 million from June 30, 2017, mainly driven by the net loss reported for the third quarter, partially offset by an increase in the fair value of available-for-sale investment securities recorded as part of other comprehensive income.

The Corporation’s common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules as of September 30, 2017 were 18.62%, 18.62%, 22.18% and 13.96%, respectively, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 18.61%, 18.61%, 22.24%, and 14.14%, respectively, as of the end of the second quarter of 2017. The Corporation paid interest for the third quarter of 2017 on the subordinated debt associated with its trust preferred securities and continued to pay monthly dividends on its non-cumulative perpetual monthly income preferred stock. As of September 30, 2017, the Corporation is current on all interest payments related to its subordinated debt.

Meanwhile, the common equity tier 1 capital, tier 1 capital, total capital and leverage ratios as of September 30, 2017 of our banking subsidiary, FirstBank Puerto Rico, were 17.36%, 20.44%, 21.71%, and 15.34%, respectively, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 17.37%, 20.43%, 21.70% and 15.53%, respectively, as of the end of the second quarter of 2017.

As previously announced, effective October 3, 2017, the Federal Reserve Bank of New York (the “New York FED”) has terminated the formal written agreement (the “Written Agreement”) entered into on June 3, 2010 between the Corporation and the New York FED. However, the Corporation has agreed with the New York FED to continue to obtain the approval of the New York FED before paying dividends, receiving dividends from the Bank, making payments on subordinated debt or trust preferred securities, incurring or guaranteeing debt or purchasing or redeeming any corporate stock.

Tangible Common Equity

The Corporation’s tangible common equity ratio decreased to 14.63% as of September 30, 2017 from 14.99% as of June 30, 2017.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2017	2017	2017	2016	2016
Tangible Equity:
Total equity - GAAP	$1,853,751	$1,859,910	$1,823,017	$1,786,243	$1,799,886
Preferred equity	(36,104)	(36,104)	(36,104)	(36,104)	(36,104)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(8,633)	(9,266)	(9,899)	(10,531)	(11,228)
Core deposit intangible	(5,885)	(6,297)	(6,747)	(7,198)	(7,690)
Insurance customer relationship intangible	(813)	(851)	(889)	(927)	(965)

Tangible common equity	$1,774,218	$1,779,294	$1,741,280	$1,703,385	$1,715,801

Tangible Assets:
Total assets - GAAP	$12,173,648	$11,913,800	$11,890,398	$11,922,455	$12,075,253
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(8,633)	(9,266)	(9,899)	(10,531)	(11,228)
Core deposit intangible	(5,885)	(6,297)	(6,747)	(7,198)	(7,690)
Insurance customer relationship intangible	(813)	(851)	(889)	(927)	(965)

Tangible assets	$12,130,219	$11,869,288	$11,844,765	$11,875,701	$12,027,272

Common shares outstanding (1)	216,175	215,964	218,431	217,446	217,388

Tangible common equity ratio	14.63%	14.99%	14.70%	14.34%	14.27%
Tangible book value per common share	$8.21	$8.24	$7.97	$7.83	$7.89

(1) In May 2017, the U.S. Treasury sold its remaining shares of common stock in First BanCorp. As a result, approximately 2.4 million of restricted shares outstanding were forfeited.

Exposure to Puerto Rico Government

As of September 30, 2017, the Corporation had $214.8 million of direct exposure to the Puerto Rico Government, its municipalities and public corporations, compared to $221.5 million as of June 30, 2017. Approximately $184.6 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment. Approximately $6.8 million consisted of a loan to a unit of the central government, and approximately $15.4 million consisted of a loan to an affiliate of a public corporation. The Corporation’s total direct exposure also includes obligations of the Puerto Rico Government, specifically bonds of the Puerto Rico Housing Finance Authority, at an amortized cost of $8.0 million as part of its available-for-sale investment securities portfolio recorded on its books at a fair value of $6.8 million as of September 30, 2017.

In addition, the Corporation had three loans granted to the hotel industry in Puerto Rico guaranteed by the TDF with a book value of $72.4 million as of September 30, 2017, compared to $80.5 million as of June 30, 2017. During the third quarter of 2017, a $7.6 million cash payment was received in connection with an agreement reached in the second quarter in which the TDF agreed to honor a portion of its guarantee through a cash payment and a fixed income financial instrument. Upon completion of the agreement, TDF will be released as a guarantor and the income-producing real estate properties will be the only collateral on these loans. As previously reported, the Corporation’s exposure to TDF commercial mortgage loans was placed in non-accrual status in the first quarter of 2016 and interest payments collected are now applied against principal. As of September 30, 2017, the non-performing commercial mortgage loans guaranteed by the TDF and related facilities are being carried (net of reserves and accumulated charge-offs) at 53% of unpaid principal balance.

The exposure to municipalities in Puerto Rico includes $150.6 million of financing arrangements with Puerto Rico municipalities that were issued in bond form, but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity investment securities.

As of September 30, 2017, the Corporation had $508.2 million of public sector deposits in Puerto Rico, compared to $494.3 million as of June 30, 2017. Approximately 31% is from municipalities and municipal agencies in Puerto Rico and 69% is from public corporations and the central government and agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Tuesday, November 7, 2017, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.1firstbank.com or through a dial-in telephone number at (877) 506-6537 or (412) 380–2001 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s web site, www.1firstbank.com, until November 7, 2018. A telephone replay will be available one hour after the end of the conference call through December 7, 2017 at (877) 344-7529 or (412) 317-0088 for international callers. The replay access code is 10113964.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “look forward,” “should,” “would,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advises readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: the actual pace and magnitude of economic recovery in the regions impacted by the two hurricanes that affected the Corporation’s service areas during the third quarter of 2017 compared to management's current views on the economic recovery; uncertainties about how and when rebuilding will take place in the regions affected by the recent storms, including the rebuilding of the public infrastructure, such as Puerto Rico’s power grid, what level of government, private or philanthropic funds will be invested in the affected communities, how many dislocated individuals will return to their homes in both the short- and long-term, and what other demographic changes will take place; uncertainty as to the ultimate outcomes of actions taken, or those that may have to be taken, by the Puerto Rico government, or the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) to address Puerto Rico’s financial problems, including the filing of a form of bankruptcy under Title III of PROMESA that provides a court debt restructuring process similar to U.S. bankruptcy protection; the ability of the Puerto Rico government or any of its public corporations or other instrumentalities to repay its respective debt obligations, including the effect of payment defaults on the Puerto Rico government general obligations, bonds of the Government Development Bank for Puerto Rico and certain bonds of government public corporations, and recent and any future downgrades of the long-term and short-term debt ratings of the Puerto Rico government, which could exacerbate Puerto Rico’s adverse economic conditions and, in turn, further adversely impact the Corporation; uncertainty about whether approvals by the New York FED will be provided for future payments of dividends to stockholders or for receiving dividends from FirstBank, or for making payments on trust preferred securities or subordinated debt, incurring, increasing or guaranteeing debt or repurchasing any capital securities, despite the consents that have enabled the Corporation to pay quarterly interest payments on the Corporation’s subordinated debentures associated with its trust preferred securities since the second quarter of 2016, and for future monthly dividends on the non-cumulative perpetual preferred stock, despite the consents that have enabled the Corporation to pay monthly dividends on its non-cumulative perpetual preferred stock since December 2016; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico; uncertainty as to the availability of certain funding sources, such as brokered CDs; the Corporation’s reliance on brokered CDs to fund operations and provide liquidity; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s common stockholders in the future due to the Corporation’s need to receive regulatory approvals to declare or pay any dividends and to take dividends or any other form of payment representing a reduction in capital from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the weakness of the real estate markets and of the consumer and commercial sectors and their impact on the credit quality of the Corporation’s loans and other assets, which have contributed and may continue to contribute to, among other things, high levels of non-performing assets, charge-offs and provisions for loan and lease losses, and may subject the Corporation to further risk from loan defaults and foreclosures; the ability of FirstBank to realize the benefits of its deferred tax assets subject to the remaining valuation allowance; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. Virgin Islands and British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which reduced interest margins and affected funding sources, and has affected demand for all of the Corporation’s products and services and reduced the Corporation’s revenues and earnings, and the value of the Corporation’s assets, and may continue to have these effects; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be other-than-temporary, including additional impairments on the Puerto Rico government’s obligations; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the New York Fed, the Federal Deposit Insurance Corporation (“FDIC”), government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of acquisitions and dispositions; a need to recognize additional impairments on the Corporation’s financial instruments, goodwill or other intangible assets relating to acquisitions; the risk that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds; the impact on the Corporation’s businesses, business practices and results of operations of a potential higher interest rate environment; uncertainty as to whether FirstBank will be able to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels and compliance with applicable laws, regulations and related requirements; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an investor’s understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosures of these financial measures may be useful also to investors. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes such as the recent hurricanes. Adjusted pre-tax, pre-provision income, as defined by management, represents net income (loss) excluding income tax expense (benefit) and the provision for loan and lease losses, as well as certain items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to the results of peers.

Financial measures adjusted to exclude the effect of items that are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation uses, and believes that investors would benefit from disclosure of, non-GAAP financial measures that reflect adjustments to the provision for loan and lease losses, non-interest income, non-interest expenses and net income to exclude items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts. This press release includes the following non-GAAP financial measures for the third and second quarters of 2017 and the third quarter of 2016 that reflect the described items that were excluded for one of those reasons:

  Adjusted provision for loan and lease losses excluded for the third quarter of 2017 the effect of the $66.5 million storm-related allowance associated with the impact of Hurricanes Irma and Maria.
  Adjusted non-interest income excluded for the third and second quarter of 2017 and the third quarter of 2016, the following:
    Gain of $1.4 million on the repurchase and cancellation of $7.3 million in trust preferred securities in the third quarter of 2017.
    Partial recovery of $0.4 million of previously recorded OTTI charges on non-performing bonds of the GDB and the Puerto Rico Public Buildings Authority sold in the second quarter of 2017.
    Gain of $6.1 million on sales of $198.7 million of U.S. agency MBS that carried an average yield of 2.36% completed in the third quarter of 2016.
  Adjusted non-interest expenses reflected for the third quarter of 2017 and 2016, the following:
    Exclusion of costs of $0.6 million for storm relief efforts and assistance to employees affected by Hurricanes Irma and Maria in the third quarter of 2017.
    Inclusion of $1.7 million of expected insurance recoveries for employees’ compensation and rental costs that the Corporation incurred when Hurricanes Irma and Maria precluded employees from working during the third quarter of 2017.
    Exclusion of costs of $0.1 million associated with the secondary offering of the Corporation’s common stock by certain of our existing stockholders recorded in the third quarter of 2017.
    Exclusion of costs of $0.3 million related to severance payments on permanent job discontinuance that are above normal or recurring levels recorded in the third quarter of 2016.
  Adjusted net income reflecting the effect of all of the items mentioned in the above bullets for the third and second quarters of 2017 and the third quarter of 2016, and their related tax impacts as follows:
    Tax benefit of $25.8 million related to the storm-related provision for loan and lease losses established in the third quarter of 2017 (calculated based on the statutory tax rate of 39% for the $59.2 million provision in Puerto Rico and 37.4% for the $7.3 million provision in the Virgin Islands).
    No tax expense was recorded for the gain on repurchase and cancellation of trust preferred securities and for costs related with the secondary offering recorded at the holding company level in the third quarter of 2017.
    Tax benefit of $0.2 million related to expenses incurred for storm relief efforts and assistance to employees in the third quarter of 2017 (calculated based on the statutory tax rate of 39%).
    No tax expense was recorded for the recovery of previous OTTI charges on non-performing bonds sold in the second quarter of 2017.
    Tax expense of $0.2 million related to the taxable portion of the gain on sale of U.S. agency MBS recorded in the third quarter of 2016 (calculated based on the applicable capital gain tax rate of 20%).
    Tax benefit of $0.1 million related to severance payments expense in the third quarter of 2016 (calculated based on the statutory tax rate of 39%).

Management believes that the presentations of the adjusted provision for loan and lease losses, adjusted non-interest income, adjusted non-interest expenses, and adjusted net income enhance the ability of analysts and investors to analyze trends in the Corporation’s business and better understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process.

The following table reconciles these non-GAAP financial measures to the corresponding measures presented in accordance with GAAP.

(Dollars in thousands)

2017 Third Quarter	As Reported (GAAP)	Storm-related Provision for Loan and Lease Losses	Gain on Repurchase and Cancellation of Trust Preferred Securities	Storm-related expenses and related adjustments	Secondary Offering Costs	Tax effect (1)	Adjusted (Non-GAAP)

Provision for Loan and Lease Losses	$75,013	$(66,490)	$-	$-	$-	$-	$8,523
Residential mortgage	23,321	(13,717)	-	-	-	-	9,604
Commercial and construction	16,753	(26,895)	-	-	-	-	(10,142)
Consumer	34,939	(25,878)	-	-	-	-	9,061

Non-interest income	$18,645		$(1,391)	$-	$-	$-	$17,254
Gain on early extinguishment of debt	1,391	-	(1,391)	-	-	-	-

Non-interest expenses	$85,614	$-	$-	$1,063	$(118)		$86,559
Employees' compensation and benefits	37,128	-	-	1,410	-	-	38,538
Occupancy and Equipment	13,745	-	-	252	-	-	13,997
Business Promotion	3,244	-	-	(599)	(20)	-	2,625
Professional fees	12,023	-	-	-	(98)	-	11,925

Net (loss) income	$(10,752)	$66,490	$(1,391)	$(1,063)	$118	$(26,048)	$27,354

(1) See Basis of Presentation for the individual tax impact for each reconciling item.

(Dollars in thousands)

2017 Second Quarter	As Reported (GAAP)	Gain from Recovery of Investments previously written off	Tax effect (1)	Adjusted (Non-GAAP)

Non-interest income	$20,549	$(371)	$-	$20,178
Gain (loss) on investments and impairments	371	(371)	-	-

Net income	$27,998	$(371)	$-	$27,627

(1) See Basis of Presentation for the individual tax impact for each reconciling item.

(Dollars in thousands)

2016 Third Quarter	As Reported (GAAP)	Gain on Sale of Investment Securities	Severance Payments on Job Discontinuance	Tax effect (1)	Adjusted (Non-GAAP)

Non-interest income	$26,146	$(6,096)	$-	$-	$20,050
Gain (loss) on investments and impairments	6,096	(6,096)	-	-	-

Non-interest expenses	$88,303	$-	$(281)	$-	$88,022
Employees' compensation and benefits	38,005	-	(281)	-	37,724

Net income	$24,074	$(6,096)	281	$76	$18,335

(1) See Basis of Presentation for the individual tax impact for each reconciling item.

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	September 30,	June 30,	December 31,
(In thousands, except for share information)	2017	2017	2016
ASSETS

Cash and due from banks	$726,779	$422,150	$289,591

Money market investments:
Time deposits with other financial institutions	3,126	3,125	2,800
Other short-term investments	7,289	7,289	7,294
Total money market investments	10,415	10,414	10,094

Investment securities available for sale, at fair value	1,750,472	1,760,045	1,881,920

Investment securities held to maturity, at amortized cost	150,627	156,049	156,190

Other equity securities	52,119	43,072	42,992

Total investment securities	1,953,218	1,959,166	2,081,102

Loans, net of allowance for loan and lease losses of $230,870
(June 30, 2017 - $173,485; December 31, 2016 - $205,603)	8,646,344	8,687,691	8,681,270
Loans held for sale, at lower of cost or market	27,576	37,272	50,006
Total loans, net	8,673,920	8,724,963	8,731,276

Premises and equipment, net	144,247	146,586	150,828
Other real estate owned	152,977	150,045	137,681
Accrued interest receivable on loans and investments	49,231	44,491	45,453
Other assets	462,861	455,985	476,430
Total assets	$12,173,648	$11,913,800	$11,922,455

LIABILITIES

Deposits:
Non-interest-bearing deposits	$1,586,198	$1,578,142	$1,484,155
Interest-bearing deposits	7,179,693	7,164,751	7,347,050
Total deposits	8,765,891	8,742,893	8,831,205

Securities sold under agreements to repurchase	300,000	300,000	300,000
Advances from the Federal Home Loan Bank (FHLB)	915,000	675,000	670,000
Other borrowings	208,639	216,187	216,187
Accounts payable and other liabilities	130,367	119,810	118,820
Total liabilities	10,319,897	10,053,890	10,136,212

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares; issued 22,828,174 shares; outstanding 1,444,146 shares; aggregate liquidation value of $36,104
	36,104	36,104	36,104

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 220,220,026 shares (June 30, 2017 - 219,928,329 shares issued; December 31, 2016 - 218,700,394 shares issued)
	22,022	21,993	21,870
Less: Treasury stock (at par value)	(404)	(397)	(125)

Common stock outstanding, 216,175,003 shares outstanding
(June 30, 2017 - 215,963,916; December 31, 2016 - 217,446,205 shares outstanding)	21,618	21,596	21,745
Additional paid-in capital	935,231	933,710	931,856
Retained earnings	871,708	883,129	830,928
Accumulated other comprehensive loss	(10,910)	(14,629)	(34,390)
Total stockholders' equity	1,853,751	1,859,910	1,786,243
Total liabilities and stockholders' equity	$12,173,648	$11,913,800	$11,922,455

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands, except per share information)	2017	2017	2016	2017	2016

Net interest income:
Interest income	$147,995	$147,374	$143,573	$440,597	$441,338
Interest expense	25,163	23,470	25,395	71,312	78,284
Net interest income	122,832	123,904	118,178	369,285	363,054
Provision for loan and lease losses	75,013	18,096	21,503	118,551	63,542
Net interest income after provision for loan and lease losses	47,819	105,808	96,675	250,734	299,512

Non-interest income:
Service charges on deposit accounts	5,797	5,803	5,788	17,390	17,206
Mortgage banking activities	3,117	4,846	5,485	11,579	15,131
Net gain (loss) on investments and impairments	-	371	6,096	(11,860)	(583)
Gain on early extinguishment of debt	1,391	-	-	1,391	4,217
Other non-interest income	8,340	9,529	8,777	28,937	28,422
Total non-interest income	18,645	20,549	26,146	47,437	64,393

Non-interest expenses:
Employees' compensation and benefits	37,128	38,409	38,005	114,190	113,841
Occupancy and equipment	13,745	13,759	13,888	41,592	41,114
Business promotion	3,244	3,192	3,169	9,717	11,220
Professional fees	12,023	11,800	10,672	34,779	32,775
Taxes, other than income taxes	3,763	3,745	3,927	11,184	11,475
Insurance and supervisory fees	4,353	4,855	5,604	14,117	20,013
Net loss on other real estate owned operations	1,351	3,369	2,603	8,796	9,134
Other non-interest expenses	10,007	9,940	10,435	28,190	31,272
Total non-interest expenses	85,614	89,069	88,303	262,565	270,844

(Loss) income before income taxes	(19,150)	37,288	34,518	35,606	93,061
Income tax benefit (expense)	8,398	(9,290)	(10,444)	7,181	(23,690)

Net (loss) income	$(10,752)	$27,998	$24,074	$42,787	$69,371

Net (loss) income attributable to common stockholders	$(11,421)	$27,329	$24,074	$40,780	$69,371

(Loss) earnings per common share:

Basic	$(0.05)	$0.13	$0.11	$0.19	$0.33
Diluted	$(0.05)	$0.13	$0.11	$0.19	$0.32

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies, and FirstBank Puerto Rico Securities, a broker-dealer subsidiary. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A
Table 1 – Selected Financial Data

(In thousands, except per share amounts and financial ratios)	Quarter Ended				Nine-Month Period Ended
	September 30,		June 30,	September 30,	September 30,		September 30,
	2017		2017	2016	2017		2016
Condensed Income Statements:
Total interest income	$147,995		$147,374	$143,573	$440,597		$441,338
Total interest expense	25,163		23,470	25,395	71,312		78,284
Net interest income	122,832		123,904	118,178	369,285		363,054
Provision for loan and lease losses	75,013		18,096	21,503	118,551		63,542
Non-interest income	18,645		20,549	26,146	47,437		64,393
Non-interest expenses	85,614		89,069	88,303	262,565		270,844
(Loss) income before income taxes	(19,150)		37,288	34,518	35,606		93,061
Income tax benefit (expense)	8,398		(9,290)	(10,444)	7,181		(23,690)
Net (loss) income	(10,752)		27,998	24,074	42,787		69,371
Net (loss) income attributable to common stockholders	(11,421)		27,329	24,074	40,780		69,371

Per Common Share Results:
Net (loss) earnings per share - basic	$(0.05)		$0.13	$0.11	$0.19		$0.33
Net (loss) earnings per share - diluted	$(0.05)		$0.13	$0.11	$0.19		$0.32
Cash dividends declared	$-		$-	$-	$-		$-
Average shares outstanding	214,187		213,900	212,927	213,812		212,682
Average shares outstanding diluted	214,187		216,832	216,578	216,134		215,259
Book value per common share	$8.41		$8.44	$8.11	$8.41		$8.11
Tangible book value per common share (1)	$8.21		$8.24	$7.89	$8.21		$7.89

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	(0.36)		0.95	0.78	0.48		0.74
Interest Rate Spread (2)	4.14		4.30	3.89	4.24		3.96
Net Interest Margin (2)	4.44		4.58	4.15	4.53		4.21
Return on Average Total Equity	(2.28)		6.10	5.35	3.11		5.28
Return on Average Common Equity	(2.32)		6.22	5.46	3.18		5.39
Average Total Equity to Average Total Assets	15.63		15.50	14.58	15.42		13.98
Total capital	22.18		22.24	21.27	22.18		21.27
Common equity Tier 1 capital	18.62		18.61	17.64	18.62		17.64
Tier 1 capital	18.62		18.61	17.64	18.62		17.64
Leverage	13.96		14.14	13.04	13.96		13.04
Tangible common equity ratio (1)	14.63		14.99	14.27	14.63		14.27
Dividend payout ratio	-		-	-	-		-
Efficiency ratio (3)	60.51		61.66	61.18	63.01		63.36

Asset Quality:
Allowance for loan and lease losses to loans held for investment	2.60	(4)	1.96	2.42	2.60	(4)	2.42
Net charge-offs (annualized) to average loans	0.80		2.16	1.90	1.40	(5)	1.35
Provision for loan and lease losses to net charge-offs	425.54	(6)	37.82	51.34	127.09	(7)	70.46
Non-performing assets to total assets	5.26		4.83	6.16	5.26		6.16
Non-performing loans held for investment to total loans held for investment	5.33		4.64	6.39	5.33		6.39
Allowance to total non-performing loans held for investment	48.80	(8)	42.17	37.77	48.80	(8)	37.77
Allowance to total non-performing loans held for investment excluding residential real estate loans
	78.37	(9)	67.75	52.92	78.37	(9)	52.92

Other Information:
Common Stock Price: End of period	$5.12		$5.79	$5.20	$5.12		$5.20

1-	Non-GAAP financial measure. See page 18 for GAAP to Non-GAAP reconciliations.
2-

On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP financial measure). See page 7 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 and 3 below.

3-	Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.

4-	The ratio of the allowance for loan and lease losses to loans held for investment, excluding the storm-related allowance, was 1.85% as of September 30, 2017.
5-	The ratio of net charge-offs to average loans, excluding charge-offs associated with the sale of the PREPA credit line, was 1.24% for the nine-month period ended September 30, 2017.
6-	The ratio of the provision for loan and lease losses to net charge-offs, excluding the storm-related provision, was 48.35% for the quarter ended September 30, 2017.

7-

The ratio of the provision for loan and lease losses to net charge-offs, excluding the storm-related provision and the impact of the sale of the PREPA credit line, was 62.38% for the nine-month period ended September 30, 2017.

8-	The ratio of the allowance for loan and lease losses to non-performing loans held for investment, excluding the storm-related allowance, was 34.74% as of September 30, 2017.
9-	The ratio of the allowance for loan and lease losses to non-performing loans held for investment excluding residential real estate and the storm-related allowance, was 55.80% as of September 30, 2017.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
Quarter ended	2017	2017	2016	2017	2017	2016	2017	2017	2016

Interest-earning assets:
Money market & other short-term investments	$428,639	$305,563	$525,172	$1,293	$727	$662	1.20%	0.95%	0.50%
Government obligations (2)	657,119	698,471	785,670	4,469	4,476	5,189	2.70%	2.57%	2.63%
Mortgage-backed securities	1,264,155	1,292,997	1,395,189	9,594	12,489	8,017	3.01%	3.87%	2.29%
FHLB stock	42,682	37,254	30,939	511	488	368	4.75%	5.25%	4.73%
Other investments	2,703	2,701	2,047	2	2	2	0.29%	0.30%	0.39%
Total investments (3)	2,395,298	2,336,986	2,739,017	15,869	18,182	14,238	2.63%	3.12%	2.07%
Residential mortgage loans	3,263,348	3,265,883	3,298,546	43,132	43,678	44,888	5.24%	5.36%	5.41%
Construction loans	134,842	154,980	132,658	1,219	1,458	1,069	3.59%	3.77%	3.21%
C&I and commercial mortgage loans	3,726,341	3,728,733	3,667,955	44,649	42,315	38,957	4.75%	4.55%	4.23%
Finance leases	244,149	239,271	228,578	4,346	4,333	4,301	7.06%	7.26%	7.49%
Consumer loans	1,486,726	1,474,662	1,507,101	41,927	41,543	42,598	11.19%	11.30%	11.24%
Total loans (4) (5)	8,855,406	8,863,529	8,834,838	135,273	133,327	131,813	6.06%	6.03%	5.94%
Total interest-earning assets	$11,250,704	$11,200,515	$11,573,855	$151,142	$151,509	$146,051	5.33%	5.43%	5.02%

Interest-bearing liabilities:
Brokered CDs	$1,244,355	$1,309,399	$1,670,324	$4,711	$4,695	$5,177	1.50%	1.44%	1.23%
Other interest-bearing deposits	5,904,022	5,908,238	5,959,320	12,187	11,653	11,565	0.82%	0.79%	0.77%
Other borrowed funds	515,202	516,187	835,752	5,056	4,830	7,179	3.89%	3.75%	3.42%
FHLB advances	740,663	593,791	449,565	3,209	2,292	1,474	1.72%	1.55%	1.30%
Total interest-bearing liabilities	$8,404,242	$8,327,615	$8,914,961	$25,163	$23,470	$25,395	1.19%	1.13%	1.13%
Net interest income				$125,979	$128,039	$120,656
Interest rate spread							4.14%	4.30%	3.89%
Net interest margin							4.44%	4.58%	4.15%

1-

On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 7 for GAAP to Non-GAAP reconciliations.

2-	Government obligations include debt issued by government-sponsored agencies.

3-	Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4-	Average loan balances include the average of non-performing loans.

5-

Interest income on loans includes $1.7 million, $2.0 million and $2.4 million for the quarters ended September 30, 2017, June 30, 2017, and September 30, 2016, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 – Year-To-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
	Average volume		Interest income (1) / expense		Average rate (1)
	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Nine-Month Period Ended	2017	2016	2017	2016	2017	2016

Interest-earning assets:
Money market & other short-term investments	$334,964	$794,132	$2,504	$3,006	1.00%	0.51%
Government obligations (2)	694,701	744,540	13,305	16,673	2.56%	2.99%
Mortgage-backed securities	1,296,979	1,388,372	33,697	30,192	3.47%	2.90%
FHLB stock	39,843	31,120	1,460	1,066	4.90%	4.58%
Other investments	2,701	1,750	6	5	0.30%	0.38%
Total investments (3)	2,369,188	2,959,914	50,972	50,942	2.88%	2.30%
Residential mortgage loans	3,265,031	3,309,266	131,090	135,537	5.37%	5.47%
Construction loans	139,829	145,881	3,821	3,985	3.65%	3.65%
C&I and commercial mortgage loans	3,737,072	3,684,450	128,074	118,753	4.58%	4.31%
Finance leases	239,418	229,561	12,993	13,045	7.26%	7.59%
Consumer loans	1,479,026	1,539,844	124,533	129,853	11.26%	11.26%
Total loans (4) (5)	8,860,376	8,909,002	400,511	401,173	6.04%	6.01%
Total interest-earning assets	$11,229,564	$11,868,916	$451,483	$452,115	5.38%	5.09%

Interest-bearing liabilities:
Brokered CDs	$1,321,853	$1,907,199	$14,211	$17,041	1.44%	1.19%
Other interest-bearing deposits	5,899,081	5,964,129	35,007	34,182	0.79%	0.77%
Other borrowed funds	515,855	914,205	14,471	22,645	3.75%	3.31%
FHLB advances	659,253	453,175	7,623	4,416	1.55%	1.30%
Total interest-bearing liabilities	$8,396,042	$9,238,708	$71,312	$78,284	1.14%	1.13%
Net interest income			$380,171	$373,831
Interest rate spread					4.24%	3.96%
Net interest margin					4.53%	4.21%

1-

On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 7 for GAAP to Non-GAAP reconciliation.

2-	Government obligations include debt issued by government-sponsored agencies.

3-	Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4-	Average loan balances include the average of non-performing loans.

5-

Interest income on loans includes $5.9 million and $7.6 million for the nine-month periods ended September 30, 2017 and 2016, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 4 - Non-Interest Income
	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands)	2017	2017	2016	2017	2016

Service charges on deposit accounts	$5,797	$5,803	$5,788	$17,390	$17,206
Mortgage banking activities	3,117	4,846	5,485	11,579	15,131
Insurance income	1,377	1,855	1,363	6,819	6,175
Other operating income	6,963	7,674	7,414	22,118	22,247

Non-interest income before net gain (loss) on investments and gain on early extinguishment of debt
	17,254	20,178	20,050	57,906	60,759

Net gain on sale of investments	-	371	6,096	371	6,104
OTTI on debt securities	-	-	-	(12,231)	(6,687)
Net gain (loss) on investments	-	371	6,096	(11,860)	(583)

Gain on early extinguishment of debt	1,391	-	-	1,391	4,217
	$18,645	$20,549	$26,146	$47,437	$64,393

Table 5 - Non-Interest Expenses
	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands)	2017	2017	2016	2017	2016

Employees' compensation and benefits	$37,128	$38,409	$38,005	$114,190	$113,841
Occupancy and equipment	13,745	13,759	13,888	41,592	41,114
Deposit insurance premium	3,179	3,721	4,333	10,671	16,135
Other insurance and supervisory fees	1,174	1,134	1,271	3,446	3,878
Taxes, other than income taxes	3,763	3,745	3,927	11,184	11,475
Professional fees:
Collections, appraisals and other credit related fees	2,295	2,452	2,267	6,819	7,546
Outsourcing technology services	5,403	5,398	5,124	16,155	14,829
Other professional fees	4,325	3,950	3,281	11,805	10,400
Credit and debit card processing expenses	3,737	3,566	3,546	10,134	10,102
Business promotion	3,244	3,192	3,169	9,717	11,220
Communications	1,603	1,628	1,711	4,774	5,244
Net loss on OREO operations	1,351	3,369	2,603	8,796	9,134
Other	4,667	4,746	5,178	13,282	15,926
Total	$85,614	$89,069	$88,303	$262,565	$270,844

Table 6 – Selected Balance Sheet Data

(In thousands)	As of
	September 30,	June 30,	December 31,
	2017	2017	2016
Balance Sheet Data:
Loans, including loans held for sale	$8,904,790	$8,898,448	$8,936,879
Allowance for loan and lease losses	230,870	173,485	205,603
Money market and investment securities	1,963,633	1,969,580	2,091,196
Intangible assets	43,429	44,512	46,754
Deferred tax asset, net	299,751	280,929	281,657
Total assets	12,173,648	11,913,800	11,922,455
Deposits	8,765,891	8,742,893	8,831,205
Borrowings	1,423,639	1,191,187	1,186,187
Total preferred equity	36,104	36,104	36,104
Total common equity	1,828,557	1,838,435	1,784,529
Accumulated other comprehensive loss, net of tax	(10,910)	(14,629)	(34,390)
Total equity	1,853,751	1,859,910	1,786,243

Table 7 – Loan Portfolio
Composition of the loan portfolio including loans held for sale at period-end.

(In thousands)	As of
	September 30,	June 30,	December 31,
	2017	2017	2016

Residential mortgage loans	$3,274,340	$3,282,307	$3,296,031

Commercial loans:
Construction loans	129,460	122,093	124,951
Commercial mortgage loans	1,601,638	1,611,730	1,568,808
Commercial and Industrial loans	2,144,236	2,116,756	2,180,455
Commercial loans	3,875,334	3,850,579	3,874,214

Finance leases	246,084	242,645	233,335

Consumer loans	1,481,456	1,485,645	1,483,293
Loans held for investment	8,877,214	8,861,176	8,886,873
Loans held for sale	27,576	37,272	50,006
Total loans	$8,904,790	$8,898,448	$8,936,879

Table 8 – Loan Portfolio by Geography

(In thousands)	As of September 30, 2017
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,396,557	$284,467	$593,316	$3,274,340

Commercial loans:
Construction loans	51,107	44,011	34,342	129,460
Commercial mortgage loans	1,130,550	97,753	373,335	1,601,638
Commercial and Industrial loans	1,461,870	134,683	547,683	2,144,236
Commercial loans	2,643,527	276,447	955,360	3,875,334

Finance leases	246,084	-	-	246,084

Consumer loans	1,377,820	47,453	56,183	1,481,456
Loans held for investment	6,663,988	608,367	1,604,859	8,877,214

Loans held for sale	23,038	169	4,369	27,576
Total loans	$6,687,026	$608,536	$1,609,228	$8,904,790

(In thousands)	As of June 30, 2017
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,415,215	$287,397	$579,695	$3,282,307

Commercial loans:
Construction loans	49,682	42,395	30,016	122,093
Commercial mortgage loans	1,152,380	98,935	360,415	1,611,730
Commercial and Industrial loans	1,454,116	140,129	522,511	2,116,756
Commercial loans	2,656,178	281,459	912,942	3,850,579

Finance leases	242,645	-	-	242,645

Consumer loans	1,383,161	48,128	54,356	1,485,645
Loans held for investment	6,697,199	616,984	1,546,993	8,861,176

Loans held for sale	35,369	175	1,728	37,272
Total loans	$6,732,568	$617,159	$1,548,721	$8,898,448

(In thousands)	As of December 31, 2016
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,480,076	$314,915	$501,040	$3,296,031

Commercial loans:
Construction loans	42,753	44,687	37,511	124,951
Commercial mortgage loans	1,177,550	79,365	311,893	1,568,808
Commercial and Industrial loans	1,571,097	139,795	469,563	2,180,455
Commercial loans	2,791,400	263,847	818,967	3,874,214

Finance leases	233,335	-	-	233,335

Consumer loans	1,383,485	48,958	50,850	1,483,293
Loans held for investment	6,888,296	627,720	1,370,857	8,886,873

Loans held for sale	38,423	-	11,583	50,006
Total loans	$6,926,719	$627,720	$1,382,440	$8,936,879

Table 9 – Non-Performing Assets

	As of
(Dollars in thousands)	September 30,	June 30,	December 31,
	2017	2017	2016
Non-performing loans held for investment:
Residential mortgage	$178,530	$155,330	$160,867
Commercial mortgage	137,059	122,035	178,696
Commercial and Industrial	84,317	65,575	146,599
Construction	46,720	47,391	49,852
Consumer and Finance leases	26,506	21,082	24,080
Total non-performing loans held for investment	473,132	411,413	560,094

OREO	152,977	150,045	137,681
Other repossessed property	6,320	5,588	7,300
Other assets (1)	-	-	21,362
Total non-performing assets, excluding loans held for sale	$632,429	$567,046	$726,437

Non-performing loans held for sale	8,290	8,079	8,079
Total non-performing assets, including loans held for sale (2)	$640,719	$575,125	$734,516

Past-due loans 90 days and still accruing (3)	$140,656	$131,246	$135,808
Allowance for loan and lease losses	$230,870	$173,485	$205,603
Allowance to total non-performing loans held for investment (4)	48.80%	42.17%	36.71%
Allowance to total non-performing loans held for investment, excluding residential real estate loans (5)	78.37%	67.75%	51.50%

(1)	Fair market value of bonds of the GDB and the Puerto Rico Public Buildings Authority prior to the sale completed during the second quarter of 2017.
(2)	Purchased credit impaired loans of $157.8 million accounted for under ASC 310-30 as of September 30, 2017, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(3)	Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of September 30, 2017 of approximately $31.1 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

(4)	The ratio of the allowance for loan and lease losses to non-performing loans held for investment, excluding the storm-related allowance, was 34.74% as of September 30, 2017.
(5)	The ratio of the allowance for loan and lease losses to non-performing loans held for investment excluding residential real estate and the storm-related allowance, was 55.80% as of September 30, 2017.

Table 10– Non-Performing Assets by Geography

	As of
(In thousands)	September 30,	June 30,	December 31,
	2017	2017	2016
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$148,984	$128,126	$135,863
Commercial mortgage	124,450	111,770	167,241
Commercial and Industrial	78,235	61,485	141,916
Construction	9,297	9,563	10,227
Finance leases	1,888	1,112	1,335
Consumer	23,617	19,055	21,592
Total non-performing loans held for investment	386,471	331,111	478,174

OREO	145,005	141,540	128,395
Other repossessed property	6,161	5,513	7,217
Other assets (1)	-	-	21,362
Total non-performing assets, excluding loans held for sale	$537,637	$478,164	$635,148
Non-performing loans held for sale	8,290	8,079	8,079
Total non-performing assets, including loans held for sale (2)	$545,927	$486,243	$643,227
Past-due loans 90 days and still accruing (3)	$135,194	$122,985	$131,783

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$20,517	$20,153	$19,860
Commercial mortgage	9,545	7,735	7,617
Commercial and Industrial	6,082	4,090	4,683
Construction	37,352	37,749	39,625
Consumer	609	548	452
Total non-performing loans held for investment	74,105	70,275	72,237

OREO	6,306	6,353	6,216
Other repossessed property	42	14	5
Total non-performing assets, excluding loans held for sale	$80,453	$76,642	$78,458
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$80,453	$76,642	$78,458
Past-due loans 90 days and still accruing	$5,462	$8,261	$2,133

United States:
Non-performing loans held for investment:
Residential mortgage	$9,029	$7,051	$5,144
Commercial mortgage	3,064	2,530	3,838
Construction	71	79	-
Consumer	392	367	701
Total non-performing loans held for investment	12,556	10,027	9,683

OREO	1,666	2,152	3,070
Other repossessed property	117	61	78
Total non-performing assets, excluding loans held for sale	$14,339	$12,240	$12,831
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$14,339	$12,240	$12,831
Past-due loans 90 days and still accruing	$-	$-	$1,892

(1)	Fair market value of bonds of the GDB and the Puerto Rico Public Buildings Authority prior to the sale completed during the second quarter of 2017.
(2)

Purchased credit impaired loans of $157.8 million accounted for under ASC 310-30 as of September 30, 2017, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(3)	Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of September 30, 2017 of approximately $31.1 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Table 11 – Allowance for Loan and Lease Losses

	Quarter Ended				Nine-Month Period Ended
(Dollars in thousands)	September 30,		June 30,	September 30,	September 30,		September 30,
	2017		2017	2016	2017		2016

Allowance for loan and lease losses, beginning of period	$173,485		$203,231	$234,454	$205,603		$240,710
Provision for loan and lease losses	75,013	(1)	18,096	21,503	118,551	(2)	63,542
Net (charge-offs) recoveries of loans:
Residential mortgage	(6,856)		(6,076)	(7,542)	(20,408)		(25,193)
Commercial mortgage	(223)		(30,417)	(13,395)	(31,972)	(3)	(15,328)
Commercial and Industrial	(624)		(1,754)	(9,658)	(13,555)	(4)	(14,375)
Construction	(31)		(462)	121	(111)		(322)
Consumer and finance leases	(9,894)		(9,133)	(11,413)	(27,238)		(34,964)
Net charge-offs	(17,628)		(47,842)	(41,887)	(93,284)		(90,182)
Allowance for loan and lease losses, end of period	$230,870		$173,485	$214,070	$230,870		$214,070

Allowance for loan and lease losses to period end total loans held for investment	2.60%	(5)	1.96%	2.42%	2.60%	(5)	2.42%
Net charge-offs (annualized) to average loans outstanding during the period	0.80%		2.16%	1.90%	1.40%		1.35%
Net charge-offs (annualized), excluding charge-offs of $10.7 million related to the sale of the PREPA credit line in the first quarter of 2017, to average loans outstanding during the period

	0.80%		2.16%	1.90%	1.24%		1.35%
Provision for loan and lease losses to net charge-offs during the period	4.26x		0.38x	0.51x	1.27x		0.70x
Provision for loan and lease losses to net charge-offs during the period, excluding the impact of the hurricane-related provision in the third quarter of 2017 and the impact of the sale of the PREPA credit line in the first quarter of 2017

	0.48x		0.38x	0.51x	0.62x		0.70x

(1)	Includes a provision of $66.5 million associated with the impact of Hurricanes Irma and Maria.
(2)	Includes a provision of $66.5 million associated with the impact of Hurricanes Irma and Maria and a provision of $0.6 million associated with the sale of the PREPA credit line.
(3)	Includes a charge-off of $10.7 million associated with the sale of the PREPA credit line.
(4)	Includes the charge-off of $10.7 million associated with the sale of the PREPA credit line.
(5)	The ratio of the allowance for loan and lease losses to total loans held for investment, excluding the storm-related allowance, was 1.85% as of September 30, 2017.

Table 12 – Net Charge-Offs to Average Loans

	Nine-month Period Ended		Year Ended
	September 30, 2017		December 31,		December 31,		December 31,		December 31,
	(annualized)		2016		2015		2014		2013

Residential mortgage	0.83%		0.93%		0.55%		0.85%		4.77%	(12)

Commercial mortgage	2.65%		1.28%	(3)	3.12%	(6)	0.84%		3.44%	(13)

Commercial and Industrial	0.85%	(1)	1.11%	(4)	1.32%	(7)	2.27%	(10)	3.70%	(14)

Construction	0.11%		1.02%		1.42%	(8)	2.76%		15.11%	(15)

Consumer and finance leases	2.11%		2.63%		2.85%		3.46%		2.76%

Total loans	1.40%	(2)	1.37%	(5)	1.68%	(9)	1.84%	(11)	4.07%	(16)

(1)

Includes a charge-off of $10.7 million associated with the sale of the PREPA credit line. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the sale of the PREPA credit line, was 0.18%.

(2)

Includes the charge-off of $10.7 million associated with the sale of the PREPA credit line. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the sale of the PREPA credit line, was 1.24%.

(3)

Includes net charge-offs totaling $3.0 million associated with the sale of the $16.3 million pool of non-performing assets in 2016. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.09%.

(4)

Includes net charge-offs totaling $1.6 million associated with the sale of the $16.3 million pool of non-performing assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.04%.

(5)

Includes net charge-offs totaling $4.6 million associated with the sale of the $16.3 million pool of non-performing assets. The ratio of total charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.32%.

(6)

Includes net charge-offs totaling $37.6 million associated with the bulk sale of assets. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.77%.

(7)

Includes net charge-offs totaling $20.6 million associated with the bulk sale of assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.40%.

(8)

Includes net charge-offs totaling $3.3 million associated with the bulk sale of assets. The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was (0.52)%.

(9)

Includes net charge-offs totaling $61.4 million associated with the bulk sale of assets. The ratio of total charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 1.01%.

(10)

Includes net charge-offs totaling $6.9 million associated with an acquisition of mortgage loans from Doral Financial. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral Financial, was 2.08%.

(11)

Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral Financial. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral Financial, was 1.77%.

(12)

Includes net charge-offs totaling $99.0 million associated with a bulk sale of non-performing residential assets. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of non-performing residential assets in 2013, was 1.13%.

(13)

Includes net charge-offs totaling $54.6 million associated with a bulk sale of adversely classified commercial assets and the transfer of loans to held for sale. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and a transfer of loans to held for sale, was 0.45%.

(14)

Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets, was 2.15%.

(15)

Includes net charge-offs totaling $34.2 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale. The ratio of construction loan net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 2.91%.

(16)

Includes net charge-offs totaling $232.4 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 1.70%.

CONTACT:
First BanCorp.
John B. Pelling III, 787-729-8003
Investor Relations Officer
john.pelling@firstbankpr.com